UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 14, 2013

ELECTRO-SENSORS, INC.

(Exact name of Registrant as Specified in its Charter)

Minnesota	000-09587	41-0943459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6111 Blue Circle Drive
Minnetonka, Minnesota 55343-9108
(Address of Principal Executive Offices)

(952) 930-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2013, the Board of Directors of Electro-Sensors, Inc. (the “Company”) appointed David L. Klenk as a member of the Board of Directors (the “Board”), effective immediately.  Mr. Klenk was also appointed to serve as a member of the Board’s Audit and Nominating Committees. Mr. Klenk, age 48, has extensive operations and finance experience.  From 2006 to May 2013, Mr. Klenk served as President and as a director of Harland Medical Systems, Inc., a privately-held medical technology company serving specialty-coatings markets. Previously, from 1993 to 2005, Mr. Klenk held executive positions of increasing responsibility at August Technology Corporation (now Rudolph Technologies, Inc.), a publicly-traded company providing various process-related systems used by software systems microelectronics device manufacturers. Mr. Klenk currently serves as a director of two privately-held companies. Mr. Klenk holds an MBA from the University of Arizona with dual concentrations in Entrepreneurship and Finance, and a BS in Business Administration from Northern Arizona University.

In connection with his election to the Board, Mr. Klenk will be compensated pursuant to the Company's existing director compensation plan, which shall be provided on a prorated basis for the period beginning with his effective start date and ending with the Company's fiscal year end. Mr. Klenk was not elected pursuant to any arrangement or understanding with any person. Neither Mr. Klenk nor any of his immediate family has been a party to any transaction with the Company during the Company's last two fiscal years, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Effective as of the appointment of Mr. Klenk as a director, Geoffrey W. Miller resigned from the Board.

Item 8.01	Other Events

Also on June 14, 2013, the Board appointed Joseph A. Marino, a member of the Board since 1994, to serve as Chairman of the Board and as Chair of the Audit Committee. Upon his appointment as Chairman of the Board, Mr. Marino succeeded Bradley D. Slye, who had served as Chairman of the Board since 1997. Mr. Slye will continue in his roles as a member of the Board and as the Company’s President, Chief Executive Officer, and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELECTRO-SENSORS, INC.

Date: June 14, 2013	By:	/s/ Bradley D. Slye
Bradley D. Slye Chief Executive Officer and Chief Financial Officer